Exhibit 3.1

                           CERTIFICATE OF AMENDMENT
                                      TO
                         CERTIFICATE OF INCORPORATION
                                      OF

                           FLORIDIAN VENTURES, INC.
       (PURSUANT TO SECTION 242 OF THE DELAWARE GENERAL CORPORATION LAW)

       It is hereby certified that:

       1. The name of the corporation (hereinafter called the "Corporation") is Floridian Ventures, Inc.

       2. The certificate of incorporation of the Corporation is hereby amended by striking out Article First thereof and by substituting in lieu of said Article the following new Article:

       "FIRST:  The name of the Corporation is 10CHARGE, INC."

       3. Article Fourth of the Certificate of Incorporation of the Corporation is hereby amended by striking out Article Fourth thereof and substituting in lieu of said Article the following new Article:

       "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is as follows:

       (a) 200,000,000 shares of Common Stock, $.0001 par value per share; and

       (b) 20,000,000 shares of Preferred Stock, $.0001, par value per share. The preferred stock may be issued in one or more series, and may have such voting powers, special, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special right qualifications, limitations or restrictions, including, without limitation, conversion rights and redemption right, as shall be stated in the resolution or resolutions providing for the issue therefore adopted by the Board of Directors of the Corporation."

       4. The foregoing Amendment to the Certificate of Incorporation was duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

       IN WITNESS WHEREOF, the undersigned President, having been thereunto duly authorized, has executed the foregoing Certificate of Amendment for the Corporation the 7th day of August, 2003.

                                          /s/ Attila Reisz
                                         -----------------------------
                                         Attila Reisz, President